UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025

Twin Vee PowerCats Co.

(Exact name of registrant as specified in its charter)

Delaware	001-40623	27-1417610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 S. US-1
Fort Pierce, Florida 34982

(Address of principal executive offices)

(772) 429-2525

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	VEEE	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 31, 2025, Twin Vee PowerCats Co. (the “Company”), through its wholly-owned subsidiary, Forza X1, Inc., a Delaware corporation (“Forza”), closed on the sale of its commercial property located at 100 Impact Drive in Marion, North Carolina (the “Property”) to Highland Myco Holdings, LLC, a North Carolina limited liability company (the “Buyer”), pursuant to that certain purchase and sale agreement, dated as of September 26, 2025 (the “Purchase and Sale Agreement”), by and between the Company and the Buyer, as amended by that certain amendment, dated October 13, 2025 (the “Amendment”), by and between the Company, Forza, and the Buyer. The Property was sold for an aggregate purchase price of $4.25 million. The terms of the sale included a cash closing payment of $500,000, with an additional $3,750,000 paid by the issuance of a secured promissory note payable in installments of $500,000 plus accrued interest at a rate of 5% per annum on October 31, 2026, $500,000 plus accrued interest on April 30, 2027, and a final payment of $2,750,000 plus accrued interest on October 31, 2027 (the “Promissory Note”). The Promissory Note is secured by a deed of trust on the Property.

There were no material relationships, other than in respect of the sale of the Property, between (i) the Company and Forza, and their respective affiliates, directors, and officers and associates of such directors or officers, and (ii) the Buyer and its affiliates.

The foregoing description of the Purchase and Sale Agreement is qualified in its entirety by reference to the full text of such agreement, as amended by the Amendment, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein in their entirety by reference.

Pro forma financial information required by Item 9.01 of Form 8-K with respect to the sale of the Property is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On November 3, 2025, the Company issued a press release announcing the close of the sale of the Property. A copy of the press release is attached hereto as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(b) Pro Forma Financial Information.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is unaudited pro forma balance sheet as of September 30, 2025, giving effect to the disposition of the property..

On October 31, 2025, Forza X1, Inc. closed on the sale of its North Carolina facility located at 100 Impact Drive, Marion, NC 28752, which was under construction, to Highland Myco Holdings, LLC. The purchase price under the contract was $4,250,000, consisting of $500,000 due to Forza at closing (before closing costs and property taxes) and a $3,750,000 seller-financed note receivable bearing simple interest at 5 percent per annum.

Repayment of the note receivable is structured in three installments: $500,000 plus accrued interest due October 31, 2026; $500,000 plus accrued interest due April 30, 2027; and $2,750,000 plus accrued interest due October 31, 2027.

Total seller-paid closing costs were $44,500, and county taxes payable of $7,765.96 were also deducted at closing. After netting these amounts from the gross proceeds, the net cash received by Forza was $447,684.04.

The unaudited pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X to present the effects of the sale as if it had occurred on September 30, 2025, for balance-sheet presentation purposes. Adjustments include (i) removal of assets held for sale of $3,956,623, (ii) recognition of cash proceeds of $447,684 (net of fees and taxes), and (iii) recognition of a long-term note receivable of $3,750,000 related to the seller financing. The transaction resulted in an unaudited gain on sale of $241,061.

The unaudited pro forma financial information included as an exhibit to this Current Report on Form 8-K is presented for illustrative purposes only, does not purport to represent actual results as of any future date, and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the sale been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon estimates. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial information does not reflect all costs that are expected to be incurred by the Company. Accordingly, the final accounting adjustments may differ materially from the pro forma information included as an exhibit to this Current Report on Form 8-K.

No pro forma statement of operations has been presented because the disposition is not expected to have a material continuing impact on the Company’s results of operations.

(d) Exhibits.

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated as of September 26, 2025, by and between Twin Vee PowerCats Co. and Highland Myco Holdings, LLC
10.2	Amendment to the Purchase and Sale Agreement, dated as of October 13, 2025, by and between Twin Vee PowerCats Co., Forza X1, Inc., and Highland Myco Holdings, LLC
99.1	Unaudited Pro Forma Balance Sheet of Twin Vee PowerCats Co.
99.2	Press Release issued by Twin Vee PowerCats Co., dated November 3, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2025	TWIN VEE POWERCATS CO. (Registrant)

	By:	/s/ Joseph Visconti
	Name:	Joseph Visconti
	Title:	Chief Executive Officer and President